Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class B ordinary shares, par value of US$0.0001 per share of ChampionsGate Acquisition Corporation, a Cayman Islands company, shall be filed on behalf of the undersigned.

June 04, 2025

ST Sponsor Investment LLC

/s/ Sunny Tan Kah Wei
Name: Sunny Tan Kah Wei
Title: Manager

ST Sponsor Limited

/s/ Sunny Tan Kah Wei
Name: Sunny Tan Kah Wei Title: Director

Sunny Tan Kah Wei

/s/ Sunny Tan Kah Wei
Name: Sunny Tan Kah Wei